CONTRACT AGREEMENT
                            C4 SOFTWARE COLLABORATION

This Agreement is dated this 25th day of October 2002 (the "Effective Date") and is made between GeoSystems, Incorporated, a Nevada corporation with offices located at 5806 Breckenridge Park Suite A, Tampa, Florida 32610, ("GEO") and Global Assets & Services, Inc, a Florida company with offices located at 3816 West Linebaugh Ave Suite 200, Tampa, Florida 33624, ("Global") in accordance with paragraph 3.b. of the executed Teaming Agreement of July, 23, 2002, between these same parties.

WHEREAS:

A. Global has received from Focus Systems Corporation the 5 year exclusive rights for the United States and its Territories to sell the Focus developed C4X, C4S for Palm Pilots, AIX, OS 400, and OS 390 encryption software programs.

B. Geo, among other businesses, has the technical expertise and understanding of the various C4 encryption software products, as well as contacts and personnel to execute the application development, sale, and distribution of these same products to both the Federal Government and commercial sectors.

C. Global wishes to take advantage of Geo's understanding of the C4 software content and implications to the consumer end user, application development, marketing and revenue generation capabilities

D. Global and Geo acknowledge and understand that both Geo's and Global's participation in the efforts covered by this Agreement are limited to the current C4 software license granted to Global by Focus and/or it subsidiaries and any added C4 suite products allotted to Global or Geo by Focus and/or its subsidiaries and no other business of either Geo or Global. Collaboration and/or contractual arrangements for any other business efforts of either party to this contract will be agreed to in writing by either a mutually agreed to modification to this contract or by a separate and distinct contractual agreement.

IT IS HEREBY AGREED AS FOLLOWS;

     1. GLOBAL WILL:

     1.1. During the entire term of this Agreement, Global agrees to provide the following:

(a) AUTHORIZATION TO SELL: Global hereby authorizes Geo to advertise, distribute, sell, execute application developments, make technical advancements and improvements upon, and otherwise manage the sale of all C4 encryption software products for which licenses have been or will be granted to Global by Focus Systems Corporation and/or it subsidiaries.

(b) PROGRAM MANAGEMENT ASSISTANCE: Global will assist Geo as their capabilities allow in the management of these sales to include identification and


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subscription of resellers for the C4 products. Global will also provide appropriate personnel who will maintain a positive working relationship and interface with Focus Systems Corporation and/or it subsidiaries for the life of this contract.

(c) CAPITALIZATION: To facilitate the required capitalization of this effort by Geo, Global will provide to Geo $500,000 or up to 400,000 shares of restricted shares in Global Assets & Services Inc., (symbol GAST) the combination of which is yet to be determined, for use as an incentive for outside, third party investors if needed by Geo to solidify the required financing.

(d) LOCK BOX MANAGEMENT: Global will establish the appropriate financial account to hold revenues from the sale of any and all C4 software suite products for subsequent distribution of funds to Focus Systems Corporation, Global, and Geo. Global will provide, for all three parties concerned, any and all administrative account management functions required to maintain said account in good order for the life of this contract.

         (1) The exact nature of this account is yet to be determined, but in any account structure established, release of any funds to any of the three parties, or any other entity, will require authorization of all three parties concerned. For the operation of this account, Global will establish procedures that will ensure prompt and efficient consent from all parties for release of appropriate funds, and such consent shall not be unreasonably withheld.

         (2) Global will also establish a second lock box type account, the exact structure of which is also yet to be determined, for the proceeds to Geo and Global from the three party account discussed above for the purpose of holding funds that will then be distributed to Global and Geo. As with the above three party account, release of any funds to either Global or Geo, or any other person or entity, will require authorization of both parties concerned. Any fees charged by the financial institution to establish and operate this account will be shared equally by both parties. For the operation of this account, Global will establish procedures that will ensure prompt and efficient consent from all parties for release of appropriate funds, and such consent shall not be unreasonably withheld.

 2. GEO WILL:

 2.1. During the entire term of this Agreement, Geo agrees to provide the following:

(a) Geo will ensure that all appropriate agencies within the U.S. Government are made aware of the C4 suite of encryption software and that they are provided the appropriate copies they request for their testing and certification procedures.


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(b) Geo will establish the horizontal marketing and sales structure, referred to as Focus Team Members (FTMs) in many related documents, for sales and distribution of the C4 encryption software suite of products.

(c) Geo will provide the requisite technical expertise to facilitate all commercial and Government sales of the C4 encryption software suite of products.

(d) In conjunction with the FTM companies, Geo will market the C4 encryption software suite of products throughout the U.S. and its territories to include attendance at the appropriate trade shows held throughout the country.

(e) Geo will develop all required applications needed to implement the C4 encryption software suite of products based on the software engines provided to Geo from Focus Systems Corporation and/or its subsidiaries.

(f) Geo will, as required for distribution and sale within the United States and its Territories, develop and publish appropriate operations manuals for all of the C4 encryption software suite products that are, or will be in the future, licensed to Global.

(g) Geo will share with Global, in accordance with paragraph 3 below, the returns from all software applications developed for the C4 encryption software suite products that are, or will be in the future, licensed to Global from Focus Systems Corporation and/or its subsidiaries.

3. CONSIDERATION. In consideration for the rights provided to Geo by Global, and the technical, marketing, sales, distribution, and product development/improvement efforts provided to Global by Geo, Global will receive 15% of the sales price (the same sales price used to calculate the FOCUS fees) for all sales made through December 31, 2003. Geo will receive the remaining monies from that same sales price of all software sales.

(a) For sales occurring after December 31, 2003, Global and Geo will negotiate the percentage rate to be paid to Global with the current 15% being the base (minimum) percentage to be paid to Global for sales all of their Focus licensed software. As an alternative to this sales percentage, Global can, in lieu of the sale price percentage, elect to accept 40% of the net operating income of this endeavor and Geo will receive 60% of this same net operating income amount for all of the C4 encryption software suite products that are, or will be in the future, licensed to Global from Focus Systems Corporation and/or its subsidiaries in according with the following:

      (1) Net operating income is defined as the amount of proceeds remaining from all sales of the C4 software suite in the United States and its Territories by either Geo or Global after payment of the 30% of sale price royalty to Focus Systems Corporation and/or its subsidiaries, minus the total costs of those sales incurred by Geo. Global will, as part of this election, be offered a guaranteed seat on the 7 person Geo Board of Directors and review of the accounting ledgers of Geo in accordance with paragraph 10.4 below, have visibility into such total costs of sales incurred by Geo. Global's cost of sales may also be recognized at that time.


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      (2) Geo will be responsible to manage their cost of sales through prudent, best practice, and ethically sound financial and business management decisions and in such a manner as to provide maximum sustainable returns to the owners/ shareholders of each company that is a party hereto.


     (3) Under this option, GEO and Global will form a Budget Committee for the C4 software product projects within their respective companies to provide oversight into the operating costs and to evaluate cost effectiveness of discretionary expenditures for the benefits of the respective parties' ownership/shareholders.

     (4) GEO and Global will have an equal number of representatives on this Budget Committee with the Chairperson of the committee being elected from the GEO representatives. Quarterly meetings will be held during the month prior to the start of each calendar year quarter to review the proposed Geo operating budget, actual expenditures to date, and to assist in the cash management for the lock box accounts established in accordance with paragraphs 1.1.d (1) and (2) above. This quarterly review will result in recommendations to the Board of Directors of Geo as to the committee's concerns with the forecast budget.

     (5) The budget committee Chairperson, and at least one Global member of the committee, will be notified by the most appropriate means available, should, during any executing quarter, actual or forecast budget execution for the remainder of that quarter vary by more than 20% from the planned and reviewed budget set for that quarter.

     (6) To help facilitate this election for Global, Geo will prepare a final budget plan for the calendar year 2004 not later than October 31, 2003 and make it available to Global for their review.

     (7) Regardless of the payment option elected by Global for sales after 31 December, 2003, that payment option will remain in effect for a period of 2 years (1 January 2004 through 31 December 2005) at which time Global will again have the option to elect payment via a sales percentage or net operating income option. At the exercise of that option, to be effective on 1 January 2006, Global's payment method will become fixed. Should the sales percentage option be elected by Global at that time for sales made on or after 1 January 2006, the actual percentage paid will still be open to renegotiation on a bi-annual basic thereafter with the minimum percentage being that in effect on 31 December 2005 or 15%, whichever is higher.

(b) As indicated in paragraph 8 below, separate and distinct products may be developed in the future that do not fall into the category of a direct application or improvement to the C4 encryption software suite products that are, or will be in the future, licensed to Global from Focus Systems Corporation and/or its subsidiaries. Consideration for any such products will be shared as determined through either a negotiated modification to this contract or through a separately negotiated contract agreement. In no case will the amount paid to Global under this contract, or any separately negotiated contract, be less than the 15% of sales revenue established for the period through 31 December 2003.


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(c) For those applications/products that are returned to Focus Systems
Corporation and/or its subsidiaries for sale in their market areas, Global and Geo together will seek a sharing of Focus revenues from the sale of such products commensurate with the sharing arrangement they enjoy from our sales of their products. Any such revenues from Focus will be shared as determined through either a negotiated modification to this contract or through a separately negotiated contract agreement with the share to Global being assured to be at least equal to the 15% of sales price floor set by this agreement.

4. EXCLUSIVITY. During the term of this Agreement, Global agrees not to enter into relationships with other companies or manufacturers other than with Geo for the purpose of advertising, distributing, selling, application development, executing technical advancements and improvements upon, and otherwise managing the sale of all C4 encryption software products in the United States and its Territories.

During any term of this Agreement, Geo agrees it will not establish a similar relationship with any other third party for the purposes of engaging in a business relationship that will directly compete with any C4 software site product. Geo will have the right to enter into agreements with other companies and entities for the purpose of having them act as a subcontractor to Geo for assistance in applications or other technical developments. Geo will also have the right to enter into manufacturing agreements should C4 business opportunities arise in the future allowing/requiring such contracts.

5. TERMINATION.

5.1 TERM. This Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2007 (Initial Term) and thereafter automatically renew for a period of five (5) years subject to the provisions hereof, as provided for below. Termination shall not relieve either party of any rights, obligations, or liabilities arising prior to termination of this Agreement, Termination of this Agreement in accordance with the provisions of this Agreement shall be without liability and neither Geo or Global shall be liable, or responsible to the other for termination compensation or payments of any kind, including but not limited to, investment, promotion or selling expense payments.

5.2 EARLY TERMINATION. Neither party may terminate this Agreement without cause. Either party may terminate this Agreement at any time during the Initial Term or any renewal term immediately by notice to the other party upon the occurrence of any of the following events of default by the other party:

(a) The other party fails to observe, perform or fulfill any of its obligations or warranties (other than confidentiality obligations) under the Agreement and fails to cure such default within sixty (60) calendar days after the non-defaulting party gives written notice of such failure;

 (b) The other party fails to observe, perform or fulfill any confidentiality obligation imposed hereunder and fails to cure such default within thirty (30) calendar days after the non-defaulting party gives notice of such failure;


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 (c) The other party's business is liquidated, dissolved or suspended;

 (d) The other party has an adverse change in financial condition that materially impairs its ability to perform its obligations under this Agreement; or


5.3 SURVIVAL. The provisions of the Agreement, which by their nature are intended to survive termination or expiration of this Agreement, shall survive expiration or termination of this Agreement.

6. MANAGEMENT OF THE AGREEMENT

6.1 To facilitate the anticipated scope and importance of the alliance created by this Agreement, the parties will appoint a primary point of contact in writing to execute the terms of this alliance, and these personnel will be physically located in the Tampa, Florida, area throughout the term of this agreement so as to facilitate face to face communications.

6.2 If future conditions permit the consideration of an international development and deployment of the C4 suite of encryption products, Global and Geo will either agree in writing via a modification to this agreement, or enter into a separate contract for the international development and deployment of the C4 encryption software suite. Neither party to this agreement will seek such international development and deployment without the other unless released in writing by the other party to do so. For the purposes of this paragraph, sale to a customer within the United States or its Territories whereby that deploys purchased C4 products to one of their international locations is not considered to be international development or deployment.

6.3 The parties will meet periodically in person, at least once per calendar quarter, to discuss operations of this collaboration, possible changes to the collaboration, and possible additional areas of collaborative activity,

6.4 The parties work together to maximize opportunities between the companies and to mutually agree on goals and measurable metrics to demonstrate increase in desired economics.

7. PROPRIETARY RIGHTS AND CONFIDENTIALITY.

7.1 PROPRIETARY INFORMATION. "Proprietary Information" means any data or information regarding (i) the business operations of a party which is not generally known to the public and affords such party a competitive advantage, including but not limited to, information regarding its products and product development, suppliers, marketing strategies, finance, operations, customers, sales, and internal performance results; (ii) proprietary software, including but not limited to; concepts, designs, documentation, reports, data, specifications, source code, object code, flow charts, file record layouts, databases, inventions and trade secrets, whether or not they can be patented or copyrighted; and (iii) the terms and conditions of this Agreement.
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7.2 OWNERSHIP AND PROTECTION. Each parry agrees that it has no interest in or right to use the Proprietary Information of the other except in accordance with the terms of this Agreement. Each party acknowledges that it may disclose Proprietary Information to the other in the performance of this Agreement. The party receiving the Proprietary Information shall (i) maintain it in strict confidence and take all reasonable steps to prevent its disclosure to third panics, except to the extent necessary to carry out the purposes of this Agreement, in which case these confidentiality restrictions shall be imposed upon the third parties to whom the disclosures are made; (ii) use at least the same degree of care as it uses in maintaining the secrecy of its own Proprietary Information (but no less than a reasonable degree of care); and (iii) prevent the removal of any proprietary, confidential or copyright notices placed on the Proprietary Information.


7.3 LIMITATION. Neither party shall have any obligation concerning any portion of the Proprietary Information of the other which (i) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the recipient or its employees or representatives; (ii) as demonstrated by prior written records, is already known to the recipient at the time of disclosure hereunder; (iii) is disclosed in good faith to the recipient by a third party having a lawful right to do so; or (iv) is the subject of written consent of the party which supplied such information authorizing disclosure; (v) is required to be disclosed by the receiving party by applicable law or legal process, provided that the receiving party shall immediately notify the other party so that it can take steps to prevent its disclosure; or (vi) is independently developed by the recipient by personnel having no knowledge of the disclosure hereunder.

7.4 REMEDIES FOR BREACH. In the event of a breach of this Section 7, the parties agree that the non-breaching party may suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching party may be impossible to calculate and would therefore be an inadequate remedy. Accordingly, the parties agree that the non-breaching party may be entitled to temporary, preliminary and permanent injunctive relief against the breaching party, its officers or employees, in addition to such other rights and remedies to which it may be entitled at law or in equity.

8. INTELLECTUAL PROPERTY MATTERS.

8.1 Each party shall retain sole rights to any intellectual property developed by that party independently of the collaboration pursuant to this Agreement;

8.2 The parties shall jointly own any intellectual property which arises out of the collaboration pursuant to this Agreement provided that such development is equally funded by both parties and each contributes essentially one half of the effort required to develop such property. If one party to this agreement, solely specifies and funds particular research activities, such party shall have sole rights to any intellectual property arising out of such research activities

8.3 All content and material provided in any format by either party to this agreement for use by the other under this Agreement shall remain the sole property of the providing party to the extent that it had ownership prior to being transferred to the other party hereto.

8.4 Except for items specifically granted in this agreement, nothing contained in this Agreement shall, by express grant, implication, estoppels or otherwise, creates in either party any right, title, interest, or license in or to the inventions, patents, technical data, computer software, or software documentation of the other party.


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9. DISPUTE RESOLUTION. In the event of a dispute between the parties and for which dispute the parties are unable to reach a mutually agreeable resolution, the dispute shall be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association then in effect. There shall be one arbitrator mutually agreed to by both parties; such arbitrator shall have experience in the area of controversy. After the hearing, the arbitrator shall decide the controversy and render a written decision setting forth the issues adjudicated, the resolution thereof and the reasons for the award. The award of the arbitrator shall be conclusive. Payment of any and all of the expenses of arbitration, including the fee of the arbitrator, shall be assessed equally between the parties regardless of the decision by the arbitrator as to the extent to which each party prevails.


 10. MISCELLANEOUS PROVISIONS.

10.1 SEVERABILITY. If any term of this Agreement is held as invalid or unenforceable, the remainder of this Agreement shall not be affected, and each term and provision shall be valid and enforced to the fullest extent permitted by law.

 10.2 ASSIGNMENT. This Agreement and any interest hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, legal representatives and permitted assigns. Upon prior notice to the other party, either party may assign this Agreement (i) to any legal entity in connection with the merger or consolidation of the assigning Party into such entity or the sale of all or substantially all of the assets of the assigning Party to such entity; or (ii) to any direct or indirect subsidiary of the assigning party in connection with any corporate reorganization. Except as stated in the previous sentence, neither party may assign or delegate this Agreement without the other party's prior written consent, which consent shall not be unreasonably withheld.

 10.3 INDEPENDENT CONTRACTORS. It is expressly agreed that Geo and Global are acting under this Agreement as independent contractors, and the relationship established under this Agreement shall not be construed as a partnership, joint venture or other form of joint enterprise. Neither party is authorized to make any representations or create any obligation or liability, expressed or implied, on behalf of the other party, except as may be expressly provided for in this Agreement.

 10.4 ACCESS TO BOOKS AND RECORDS. The parties shall keep complete, accurate and up-to-date books and records in accordance with generally accepted accounting principles and sound business practices covering all transactions relating to this Agreement. Either party and/or its legal or accounting representatives authorized in writing shall upon reasonable notice have the right (but not more than once in a 90 calendar day period) to inspect, audit, and/or copy such records in order to determine whether all provisions of this Agreement have been met. The parties agree that all information and records obtained in such audit shall be considered Proprietary Information. This right to audit shall be available to either party for up to two (2) years following the termination of this Agreement.


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10.5 NOTICES. All notices, requests, demands and other communications
(collectively, "Notices") required or permitted by this Agreement shall be in writing and shall be delivered by hand, telex, telegraph, facsimile or like method of transmission or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

          If to Geo:

         GeoSystems, Incorporated 5806
         Breckenridge Park Suite A Tampa,
         Florida 32610 FAX: (813) 630--9823

         If to Global:

         Global Assets & Services, Inc.
         3816 West Linebaugh Ave Suite 200
         Tampa, Florida 33624 FAX: (813)
         964 -1307

If such notice is delivered by hand, telex, telegraph, facsimile or like method of transmission, the date on which a Notice is actually delivered shall be deemed the date of receipt. If such notice is delivered by mail, the date on which a Notice is actually received shall be deemed the date of receipt. Either party may change the address or designated person for receiving Notices by providing written notice in accordance with this Section 10.5.

 10.6 GOVERNING LAW. This Agreement is to be construed, and the respective rights of Geo and Global are to be determined, according to the laws of the State of Florida, without regard to choice of law or conflicts principles of such other state which might otherwise be applicable, and the courts of Florida shall have exclusive jurisdiction over any disputes, controversies or issues arising under this Agreement. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

10.7. Headings. The headings of paragraphs and sections herein are included herein solely for convenience, and if there is any conflict between such headings and the text of the paragraph or section, the text shall control.

10.8. ENTIRE AGREEMENT/AMENDMENTS. This Agreement including all exhibits attached hereto, contains the entire agreement between the parties covering the subject matter hereof and supersedes all prior and contemporaneous proposals, discussions and writings by and between the parties and relating to the subject matter hereof. None of the terms of this Agreement shall be deemed to be waived by either party or amended or supplemented unless such waiver, amendment or supplement is written and signed by both parties. The invalidity or unenforceability of any particular provision of this Agreement, as determined by any court of competent jurisdiction or any appropriate legislature, shall not affect


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the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted. No usage of trade or industry course of dealing shall be relevant to explain or supplement any term expressed in this Agreement.

IN WITNESS WHEREOF, Geo Systems and Global, intending to be legally bound by the terms of this Agreement, have caused this Agreement to be executed by their duly authorized representatives.